EXHIBIT 10.23
                            SECOND AMENDED & RESTATED
                   MANUFACTURING, DISTRIBUTION AND ASSIGNMENT
                                    AGREEMENT

     This Amended and Restated Agreement is made effective the 3rd day of February, 1999 and incorporates the original agreement executed on that date as well as the first amendment thereto made effective on that date, by and between National Boston Medical, Inc., hereafter call "NBM," a Delaware corporation, with its principal place of business at 43 Taunton Green Street, Taunton, Massachusetts, 02780, represented by Daniel J. Hoyng, it CO-CEO, duly authorized by corporate resolution dated June 18, 1998 and reconfirmed on this 3rd day of February, 1999, attached hereto and DermaGuard, Inc., hereafter called ________________, a Louisiana corporation with its principal place of business at 3600 St. Charles Avenue, Suite 201, New Orleans, Louisiana 70115, represented by Egbert L. Ming, its President, duly authorized by corporate resolution dated June 18, 1998 and reconfirmed on this 3rd day of February, 1999, attached hereto.

           I.        Appointment and Acceptance

     Subject to the terms and conditions contained herein, (including the performance requirements regarding volume commitments as hereafter set forth) NBM appoints DermaGuard, and DermaGuard hereby accepts said appointment, as a manufacturer, distributor and seller of products herein below defined. Pursuant hereto, DermaGuard shall enjoy a right of first refusal on any new Product offerings by NBM that are within the scope of said Products as defined herein and under the terms and conditions otherwise contained herein. The Products covered by this Agreement are: (1) any and all germicidal, antiviral, antibacterial, antimicrobial based items, solutions and formulations and any Products which are derivatives thereof or used in connection therewith; (2) any solutions or formulations which are cosmetics, barrier creams, lotions, moisturizers and/or skin conditioners, except the product presently produced and sold under the name Allergyguard (to be marketed by NBM as a accompainment to its Bontempi line of instruments); and, (3) SafeShield, whether now or in the future, owned, secured, distributed and/or marketed by or on behalf of NBM, the foregoing being collectively or individually referred to herein as the "Products."

           II.     Manufacturing Rights

     A. DermaGuard shall have the exclusive rights worldwide to manufacture, make, have made, use, market, advertise, sell, test and have tested or sold, the Products of NBM including, though not limited to, SafeShield. DermaGuard shall furthermore have the exclusive right to appoint any and all vendors, brokers, distributors or others who wish to use, distribute, market, advertise, sell, have sold or test said Product(s) including the right to use the trademarks, trade names and service marks associated therewith; except that, NBM shall have the right to approve the use of any trademarks, trade names and/or service marks used or to be used by any appointee/s/assignees pursuant hereto.

     B. For purposes of Section X of this Agreement, the following customers shall be the "Former Exclusive Customers" of DermaGuard.

          (1) Any and all local, state and federal governmental agencies and/or institutions, including municipalities, state governments and the United States of America, its/their political subdivisions, departments and/or agencies;

          (2) Any and all quasi-public and/or controlled entities, including but not limited to hospitals, schools, military facilities/installations, and



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     any and all other public oriented and/or publicly supported officers and/or agencies; and

          (3) Any and all entities, which make up or service the food and/or hospitality industry.

           III.     Appointment as Master Distributor

     Subject to the terms and conditions herein including, but not limited to, certain performance requirements regarding volume commitments as hereinafter set forth, NBM appoints DermaGuard and DermaGuard accepts said appointment as Master Distributor of the Products. In said capacity, DermaGuard shall at its own expense be responsible for generating and coordinating all orders of the Products, arranging all shipping and handling of the Products, fulfilling all orders, providing and maintaining customer support, producing promotional and related materials, and generally performing the functions necessary and/or peculiar to the effective and efficient distribution of the Products, including the development and implementation of a comprehensive marketing plan targeting any and all domestic and international markets/customers. Notwithstanding anything herein to the contrary, all Product orders shall be placed through DermaGuard.

           IV.     NBM's Representations, Warranties and Covenants

     A. NBM shall serve as DermaGuard's contract manufacturer and agent for the purpose of producing and/or securing the production of the SafeShield product at one or more FDA approved manufacturing facilities.

     B. NBM shall refer all inquires and purchase orders on Products from any and all customers to DermaGuard or DermaGuard's assignees.

     C. NBM shall secure or assist DermaGuard in securing any and all FDA registrations for Products and all such other licensing and permits necessary for the manufacture and distribution of the Products by DermaGuard.

     D. NBM represents and warrants that it is the sole and lawful owner of all rights to the formulation and know-how of the Product known as SafeShield, and that it shall prosecute and/or defend at its sole expense, said rights whenever and wherever necessary.

     E. NBM shall, from time to time as needed advance all costs associated with product testing of SafeShield as may be required or deemed advisable by DermaGuard and approved by NBM, which approval shall not be unreasonably withheld.

     F. NBM shall assist DermaGuard, Inc. in any way reasonable to fulfill its obligations hereunder.

     G. NBM warrants that it has not entered into any agreement with any other parties that will or may affect its ability to enter into this Agreement except as have been fully disclosed to DermaGuard.

           V.     DermaGuard Representations and Covenants

     A. DermaGuard has paid to NBM and NBM  acknowledges  the deposit of Seventy
Five Thousand, Eighty Three and 88/100 ($75,083.88) DOLLARS more or less, towards an initial purchase order of SafeShield, the receipt by NBM of which is hereby acknowledged.



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     B.  DermaGuard  shall  actively  promote the sale of the  Products  through direct and indirect selling activities.

     C. DermaGuard shall permit NBM to review its inventory at regular intervals at NBM's direction (but no more than four (4) times per year) on thirty (30) days prior written notice.

     D. DermaGuard shall provide NBM with quarterly projections, operating plans and financial statements, together with updates of DermaGuard's Product sales reports for the previous fiscal quarter.

           VI.     Promotional Campaign

     A. DermaGuard shall conduct such promotional campaigns of the Products as it determines desirable or necessary in its sole and absolute direction. NBM shall have the right to participate in said promotional campaigns by contributing a portion of the costs of any promotional campaigns or programs conducted by or on behalf of DermaGuard provided however such contribution shall not entitle NBM to direct or control the content or quality of said promotional campaign or program. The above notwithstanding, NBM reserves the right to review all DermaGuard marketing materials.

     B. NBM shall allocate and pay to DermaGuard a minimum of $25,000.00 per annum to promote the Products, which shall include, though not be limited to, organizational membership dues, advertising costs, brochures, catalogs and product sales, as DermaGuard determines in its sole discretion to be desirable.

     C. Further, NBM shall allocate and pay to DermaGuard an amount equal to 3% of the gross revenue from the Products sold by DermaGuard, for DermaGuard's use in promoting the sale of the Products as per "B" above, except that, any amounts expended by NBM under "B" above, shall be credited against this obligation.

     D. The payments referred to in "B" and "C" above, shall be made to DermaGuard by NBM, by DermaGuard's crediting and offsetting said amount(s) from any invoice(s) outstanding with NBM or from any other amounts owed to NBM by DermaGuard.

     E. DermaGuard shall at the end of each quarter, substantiate all costs incurred in promoting the Products.

           VII.     Product Warranty

     NBM's responsibility to DermaGuard, pursuant to Section IV(A) hereof, with respect to any claimed defect in the Products is limited to replacement of the claimed defective Products and NBM shall not be liable to DermaGuard for any indirect, special or consequential damages of any kind whatsoever with respect to any such defects. Without in any way limiting the foregoing, in no case shall the liability of NBM under any warranty, expressed or implied, of or for any reason arising out of a Product sold to DermaGuard, exceed the value of the Product sold.

           VIII.     Turnkey Pricing/Ordering Terms

     A. NBM shall confirm receipt of all Product order from DermaGuard within five (5) business days of NBM's receipt. No Product order shall be binding on NBM until received and confirmed by NBM.

     B. All Product orders shall be subject to a minimum cost of $50,000.00.


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     C. Products shall be shipped F.O.B. Factory, South Atlantic Industries,  52
Pelbaro Davis Circle, Greenville, SC, 29615 or F.O.B. Current Factory at time of order. Products shall be shipped by the best and most economical means available. All air shipments must be requested in writing and shall be at the sole cost and expense of DermaGuard.

     D. Payment terms are ne 30-days after receipt of order, except that on the initial order submitted herewith, payment terms are ne 90-days after receipt of order.

           IX.    Duration and Termination

     A. This Agreement shall be for a primary term of three (3) years, commencing on the 3rd day of February, 1999 and terminating on the 3rd day of February, 2002. This agreement shall be automatically renewable for successive three (3) year periods; subject to mutually agreed upon annual performance requirements. Should the parties hereto fail to agree on annual performance requirements for any extended term of this contract, said annual performance requirements shall be established at successive ten percent (10%) per annum increases, until the same is otherwise mutually agreed upon or until a decision of an arbitrator appointed to decide said matter is received.

     B. In the event of breach of this agreement by either party, the offending party shall have thirty (30) days from the date of written notice from the offended party to remedy the alleged breach.

           X.     Performance

     A. As to DermaGuard's "Former Exclusive Customers," DermaGuard shall generate yearly sales to its distributors and/or users for the Product SafeShield as follows:

     (1) Six Hundred Thousand and no/100 ($600,000.00) DOLLARS in the first year of this agreement (including the initial order);

     (2)  One Million ($1,000,000.00) DOLLARS in the second year; and

     (3)  Two Million ($2,000,000.00) DOLLARS in the third year.

     B. As to all of DermaGuard's customers including, through not limited to, those specifically identified in this Section under "A" above, DermaGuard shall generate yearly sales to its distributors and/or end users for the Product SafeShield as follows:

     (1) Five Million and No/100 ($5,000,000.00) DOLLARS in the first year of this agreement (including the initial order),

     (2) Seven Million Five Hundred Thousand and no/100 ($7,500,000.00) DOLLARS in the second year, and

     (3) Eight Million Five Hundred Thousand and no/100 ($8,500,000.00) DOLLARS in the third year.

     C. DermaGuard shall be considered in compliance with its performance requirements as set forth in "A" above, retaining all exclusive rights granted thereunder, if:

                     (a)     DermaGuard is in compliance under "A" above, or



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                     (b)     DermaGuard is in compliance under "B" above.

           XI.     Breach of Performance

     A. Notwithstanding anything herein stated to the contrary, DermaGuard shall be evaluated on its performance at every six (6) month interval, at which time it is expected that DermaGuard will have satisfied one-half (1/2) of its annual performance requirement as set forth in Section X above. Should DermaGuard at such time fail to be in compliance, DermaGuard shall be placed on notice of such failure by NBM and DermaGuard shall thereafter have an additional ninety- (90) days to bring its performance into compliance (curative period). DermaGuard's failure to so comply during its curative period shall be considered a material breach and default of this contract; provided however, the sole remedy of NBM for such failure shall be the forfeiture by DermaGuard of its exclusive rights granted herein, as may be applicable.

     B. Should DermaGuard become insolvent or be found guilty of criminal activity which adversely affects the good name of the SafeShield product in the market place or DermaGuard's ability to comply with the requisites established herein, DermaGuard shall be considered in Default of this Agreement.

           XII.     Default

     A. Except as otherwise set forth in this agreement, in the event either party is in default of any of its obligations herein, the other party may, after having given written notice on the specific default complained of and the defaulting party failing to cure the default complained of within thirty (30) days after receipt of said written notice, (a) terminate this Agreement by written notice to the defaulting party and recover any and all damages including attorneys fees, costs and expenses caused by or incurred as a result of said defaults, (b) enforce specific performance of the defaulting party's obligations, (c) sue for and recover any and all damages sustained by said party as a result of the defaults complained of without terminating this Agreement,
(d) perform such obligation on behalf o the defaulting party, who shall immediately reimburse the other party for the full cost of performing such obligation, or (e) have recourse to any other remedy to which it may be entitled by law; it being hereby acknowledged that any default under this Agreement by either party shall cause irreparable harm to the other party. Notwithstanding anything herein to the contrary, if any default by either party herein cannot reasonably be remedied within thirty (30) days after written notice of default, then such party shall have such additional time as shall be reasonably necessary to remedy such default before any remedies or default may be enforced. The prevailing party in any litigation herein shall be entitled to recover the full amount of its attorneys fees, costs and expenses incurred in order to enforce and protect its rights.

     B. Notwithstanding anything herein above stated to the contrary, the parties hereto reserve the right unto themselves to demand of each other, that all matters of disagreement pursuant to this Agreement be immediately submitted to binding arbitration in a mutually agreeable forum.

           XIII.     Notices

     All notices permitted or required herein shall be made in writing by certified mail, return receipt requested as follows:



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           If to DermaGuard:      DermaGuard, Inc.
                                  3600 St.  Charles Avenue
                                  Suite 201
                                  New Orleans, Louisiana 70115
                                  Attn: President or Chief Executive Officer

           If to NBM:             National Boston Medical, Inc.
                                  43 Taunton Green Street
                                  Third Floor
                                  P.O. Box 1161
                                  Taunton, MA 0280
                                  Attn: President or Chief Executive Officer

     Either party may change its address for notices by ten (10) days prior written notice to the other party.

           XIV.     Conveyance of Rights Under Patent

     NBM does hereby convey and deliver to DermaGuard the right and ability to use all rights, statements or claims made by, for or on behalf of the Products, particularly SafeShield, as evidenced by and pursuant to NBM's patent or patent-pending rights (U.S. Application NO. 09/022.241 filed 2/11/98) including, though not limited to, the trademarks, trad names and service marks associated therewith. Further, this conveyance of rights shall automatically extend and apply to any further patents, patent-pending applications, continuations, continuations in part, divisional and subdivisional, reissues, reexaminations, extension applications, or related rights obtained by NMB relative to any of its Products including, though not limited to, SafeShield.

           XV.     Defense of Rights

     A. In the event that NBM receives notice or knowledge of a cause of action or claim or threatened cause of action or claim, arising out of or in any way pertaining to the patent or patent pending rights made the subject hereof, NBM shall immediately notify DermaGuard of said cause of action or claim.

     B. Further, in the event of any action or decision adverse or favorable from the Food & Drug Administration, Office of Patent & Trademarks or any other government or regulatory entity relating to the Products, including SafeShield, NBM shall immediately notify DermaGuard of such action or decision.

     C. Should DermaGuard determine in its sole and uncontrolled discretion, that its rights or any of them hereunder are in jeopardy for any reason, including though not limited to, the institution or threat of institution of suit against NBM, Gulf Atlantic Industries, Inc., Gulf Atlantic Labs, Inc. or any of their affiliates, successors or assigns or any of their respective principals, officers or Directors, in their capacity as principal, officer or Director of any of said entities or by reason of any of said entities declaring bankruptcy, or being placed in receivership or being assigned for any reason a Trustee to surprise it affairs or a significant portion of its assets, or if any assignment is made for the benefit of creditors or once NBM is afforded notice of any claim of patent infringement and fails to act timely to protect DermaGuard's interest herein, them DermaGuard shall have the right, after notifying NBM in writing, to take any action it deems appropriate, including the right to name and retain counsel, in its name and/or in the name of NBM, (whether or not advanced by DermaGuard) the cost of said action to be borne by NBM. However, nothing herein is intended to limit or mitigate NBM's duty and


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obligation to prosecute and/or defend its rights,  and the rights granted herein to DermaGuard, as set forth in Section IV(D) herein or otherwise.

     D. Notwithstanding the above, in the event that NBM declares bankruptcy or if a receiver or trustee is appointed over a significant portion of its assets, or if any assignment of NBM assets is made of the benefit of creditors, then this contract shall, ipso facto, convert to a sale of all rights by NBM of the SafeShield product to DermaGuard, including but not limited to, all of NBM's patent, patent- pending or related rights, title and interest in and to the formulation, technology and know-how associated therewith. In consideration of said sale, DermaGuard hereby agrees to pay to or on behalf of NBM or into escrow, as appropriate, an amount equal to the net cost per ounce of manufacture of the SafeShield product. This said amount shall be payable in perpetuity and shall be in addition to the actual manufacturing cost expended by DermaGuard. Additionally, DermaGuard shall be required to adhere to the performance requirement as set forth in Section X hereof and to the minimum annual incremental performance requirements as set forth under Section IX(A) hereof.

     E. Should "D" above be determined unenforceable for any reason, in whole or in part, DermaGuard shall, in the alternative, have the immediate right to continue in the exercise of its rights hereunder by paying to or on behalf of NBM the amount of compensation as agreed to elsewhere herein and no adverse action taken against NBM by third parties or otherwise shall void or otherwise affect this agreement.

           XVI.     Right of First Refusal

     In the event of NBM's sale of its rights in and to the SafeShield product, whether voluntarily or involuntarily, DermaGuard shall in addition to the rights otherwise herein granted, have the right of first refusal and the ability to match within sixty- (60) days, the terms and conditions of any offer made to or accepted by or on behalf of NBM pertaining to said sale. This right shall apply to each proposed sale and/or renegotiate sale and to any and all offers made and/or accepted during the term of this Agreement.

           XVII.     Reserved Rights

     Except as expressly set forth herein, the parties hereto retain any and all rights which they have or may have and place no other restrictions or conditions whatsoever upon each other.

           XVIII.     Private Labeling

     A. DermaGuard shall have the right to manufacture, distribute, market and sell any and all of the Products under a DermaGuard private label, including the right to identify and name or change the name, including the trade name of any and all such Products as DermaGuard in its sole discretion elects.

     B. It is stipulated and agreed that at no time will any multi-level marketing group, discount marketer or similar marketing organization, individual or entity be allowed to sell a product bearing the SafeShield name and/or trademark and any product so marketed must vary from the existing SafeShield formulation in at least color and scent and be otherwise obviously distinguishable. Further, no such entity shall be allowed to use or refer to any test data, which specifically relates to SafeShield, whether said tests were conducted under the SafeShield product name or any prior or subsequent name.

           XIX.     Consideration


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     A. In consideration of the  manufacturing  rights conveyed herein by NBM to
DermaGuard, and pursuant to Section IV(A) hereof, DermaGuard shall pay to NBM a royalty amount fixed at a price equal to the actual manufacturing cost of the Product, SafeShield. Should NBM, pursuant to its duties and/or obligations hereunder, advance the costs of manufacturing the said Product for or on behalf of DermaGuard, DermaGuard shall be obligated to reimburse NBM for any and all amounts to expended. Further, in the performance of its duties hereunder, should NBM experience any reasonable and customary price increase from any contract manufacturer of SafeShield, NBM shall notify DermaGuard of such increase sixty-
(60) days in advance of such increase.

     B. In respect hereof, DermaGuard shall submit, in conjunction with the execution of this Agreement, a Purchase Order #1123, dated 1/26/99 for products (in ounces) totaling Six Hundred Seven Thousand, Six Hundred Eight and No/100 ($607,680.00) DOLLARS (see attached purchase order), including Five Hundred One Thousand, Nine Hundred Fifty Two and No/100 ($501,952.00) DOLLARS for 1,140,800 ounces of SafeShield at $0.44 per ounce (including NBM's royalty) and total packaging costs of One Hundred Five thousand, Seven Hundred Twenty Eight and No./100 ($105,728.00) DOLLARS. In conjunction with the said Purchase Order #1123, NBM agrees to advance the cost of and invoice DermaGuard separately for the associated costs of manufacturing and packaging said product for market on DermaGuard's behalf (pursuant to Section IV(A) hereof), including packaging, filing, printing and container costs.

     C. As additional security and consideration for NBM, DermaGuard agrees that it will within five (5) days of the execution hereof, provide a irrevocable letter of credit in favor of NBM in the aggregate amount of One Hundred Fifty Thousand and No/100 ($150,000.00) DOLLARS payable ninety- (90) days from the receipt of the SafeShield product pursuant to the attached purchase order.

     D. As additional consideration to DermaGuard, NBM agrees to and does hereby grant to DermaGuard an incentive option and right to purchase an aggregate of one million (1,000,000) share of restricted common stock of NBM with registration rights. NBM shall issue one warrant within thirty-days of the date of execution hereof for one million (1,000,000) shares to appear in form and substance as per SPECIMEN WARRANT attached hereto as made a part hereof for all purposes. (See attached Exhibit "A".)

     E. In order to exercise the said warrant and a the point of exercise, DermaGuard shall not be in default of this Agreement and additionally, must have, prior to said exercise, met the following minimum criteria:

                      Requirements For Exercise of Warrant

           5. Confirmed gross sales by DermaGuard to its distributors and/or end users of not less than five million and no/100 ($5,000,000.00) DOLLARS with actual payment having been tendered to and received by NBM for Product associated therewith; and,

           6. The establishment and sale of Product to at least one confirmed account opened that is a national retail chain operator; and,

           7. the establishment and sale of Product to at least one confirmed account opened that is a national food service or hospitality chain operator; and,

           8. The establishment and sale of Product to at least one confirmed account opened that is a national purchasing group for the health and/or hospital industry; and,



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           9.        The  establishment  and sale of  Product  to at  least  one confirmed account opened with a department of the United States of America; and,

           10. The establishment and maintenance, of a national broker and/or distributor system for SafeShield covering all of the United States and its territories.

     For purposes of this subpart "D," the above six (6) criteria relate solely to the product SafeShield.

     F. In lieu of "E" above, DermaGuard may exercise its warrant by confirming total annual sales of not less than Seven Million Five Hundred Thousand ($7,500,000.00) DOLLARS.

           XX.     Miscellaneous

     A. NBM expressly warrants that upon the execution hereof any and all discussions or negotiations presently underway with any distributors, brokers, or end users, concerning or in any way relating to the sale or distribution of the Products shall cease and be referred to DermaGuard for further handling.

     B. It is further stipulated that NBM has not entered into any agreement, directly or indirectly, with any parties which can or may adversely affect this Agreement.

     C. NBM specifically warrants that it has not entered into any agreement, effective beyond the date hereof, with Creative Resources, L.L.C. of Lake Ozark, MO, Creative Resources II or any related entity or affiliate, director or principal thereof, it being the express intent of the parties hereto that any and all agreements with said entity/entities shall fall within the scope of this Agreement and within the exclusive rights granted herein by NBM to DermaGuard.

           XXI.      Rights Excepted

     A. Specifically excepted from this Agreement is NBM's right to contract with, and only with, the entity known as Sheffield Resource Network (SRN) of Tampa, Arizona. It is hereby agreed that NBM reserves the right to contract with Sheffield for the limited purpose of Sheffield's marketing a certain variation of the SafeShield product to, and only to, multi-level marketing entities (MLM's). Any such Agreement must however, incorporate the above restriction, be non-assignable and be approved and endorsed by DermaGuard as to form and substance, which endorsement and/or approval may not be unreasonably withheld. Upon termination of said agreement, NBM shall retain no further rights pursuant to this Section.

     B. In consideration of this exception, NBM agrees to pay to DermaGuard Twenty Five (25) percent of the gross margin received by NBM pursuant to any sales of Product made by, on behalf of or with the assistance of Sheffield pursuant to Sheffield's Agreement with NBM as herein authorized.

           XXII.     Entire Agreement

     This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter contained herein and incorporates and supersedes all prior agreements, orall and written, heretofore made between the parties; and this Agreement shall be construed in accordance with the laws of the State of Louisiana. No modification hereof shall be valid unless in writing and duly signed by an officer of NBM officer of NBM and DermaGuard. The captions herein are for convenience only and shall not be construed as part of the agreement between the parties hereto.

     B. The parties hereto hereby agree to secure resolutions from their respective Boards of Directors ratifying this Agreement within five (5) days form the date of execution hereof.

     IN WITNESS WHEREOF, the parties have cause this Agreement to be executed this 3rd day of Feb., 1999 and made effective the day and year first above written.

WITNESSES:                                    NATIONAL BOSTON MEDICAL, INC.

/s/ Karen E Rogers
-----------------------
 /s/ Amy L. Kristurns                         By:  /s/Daniel J. Hoyng
-----------------------                           -------------------------
                                                DANIEL J.  HOYNG, President

                                              DERMAGUARD, INC.

 /s/illegible                                 By:  /s/ Egbert L. Ming
-------------------                            --------------------------
                                               President
 /s/Alverz Ferrovilles
------------------------

EXHIBIT "A"

                                SPECIMEN WARRANT

Warrant No.:______________                 Right to purchase 1,000,000   Shares

                          National Boston Medical, Inc.
                        Warrant to purchase Common Stock

Registered Owner: DermaGuard, Inc.

For value received, National Boston Medical, Inc., a Delaware corporation, (the "Corporation") grants the following rights to the registered owner of this
Warrant:

(a) Issue. Upon tender to the Corporation (as defined in paragraph (e) hereof), the Corporation shall issue to the registered owner hereof the number of shares specified in paragraph (b) hereof of fully paid and nonassessable shares of Common Stock of the Corporation that the registered owner is otherwise entitled to purchase.

(b) Number of shares. The number of shares of Common Stock of the Corporation that the registered owner of this Warrant is entitled to receive upon exercise of this Warrant is 1,000,000 shares. The corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The corporation covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

(c) Exercise price. The exercise price of this Warrant, the price at which the shares of stock purchasable upon exercise of this Warrant may be purchased, is One Dollar ($1.00) per share.

(d) Exercise period. This Warrant may only be exercised on or after June 1, 1999, and on or before January 31, 2000 ("Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

(e) Tender. The exercise of this Warrant must be accomplished by actual delivery of the Exercise Price in cash, certified check, or official bank draft in lawful money of the United States of America, and by actual delivery of a duly executed exercise form, a copy of which is attached to this Warrant as Exhibit "1," properly executed by the registered owner of this Warrant, and by surrender of this Warrant. The payment and exercise form must be delivered, personally or by mail, to the offices of the Corporation at Taunton, Massachusetts. Documents sent by mail shall be deemed to be delivered when they are received by the Corporation.